Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129266
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 5, 2005)
3,580,907 Shares
Common Stock

        The selling stockholders identified in this prospectus supplement are selling 3,580,907 shares of our common stock in this offering. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

      Our common stock is listed on the New York Stock Exchange under the symbol “URS.” On December 6, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $41.89 per share.
      Investing in our common stock involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement and page 2 of the accompanying prospectus.

       The underwriter has agreed to purchase the shares of common stock offered hereby from the selling stockholders at a purchase price of $41.17 per share, which will result in net proceeds to the selling stockholders of $147,425,941. The underwriter is offering the shares at an initial public offering price of $41.55 per share, for total gross proceeds to the selling stockholders of $148,786,686 and an underwriting discount of $.38 per share, or $1,360,745 in the aggregate. After the initial public offering, the underwriter may change the public offering price and other selling terms.
      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Delivery of the shares of common stock will be made on or about December 12, 2005.

Merrill Lynch & Co.

The date of this prospectus supplement is December 6, 2005.

      Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “our,” “URS,” “us,” or “we” refer to URS Corporation, a Delaware corporation, and its subsidiaries.

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.
      You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information that is different. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Incorporation of Certain Documents by Reference.”

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RISK FACTORS
      Investment in our securities involves risks. You should consider carefully the risk factors set forth below as well as the risk factors beginning on page 2 of the accompanying prospectus (collectively, the “URS Risk Factors”). Each of the URS Risk Factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.
Risks Related to Our Common Stock and this Offering

Future sales of our common stock in the public market could lower our stock price.
      In the future, we may sell additional shares of our common stock in subsequent public offerings. We may also issue additional shares of our common stock to finance future acquisitions. Additionally, we have a substantial number of shares of our common stock available for future sale pursuant to stock options that we granted to our employees to purchase shares of our common stock and also pursuant to a registration rights agreement with certain of our stockholders. We cannot predict the size of any future issuance of our common stock or the effect, dilutive or otherwise, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The market price of our equity securities may be volatile.
      The market price of our publicly traded equity securities may change significantly in response to various factors and events, many of which are beyond our control, including the following:

•	the other risk factors described in the accompanying prospectus;

•	quarterly fluctuations in our financial results, including revenue, profits and other measures of financial performance or financial condition;

•	announcements by us or our competitors of significant acquisitions;

•	changes in securities analysts’ estimates of our financial performance or the performance of our competitors or the financial performance of companies in our industry generally;

•	general conditions in our industry;

•	general conditions in the U.S. and/or world economy; and

•	general conditions in the securities markets.
      In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.
      We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions in our certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which could reduce the market price of our common stock.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. Of the 100,000,000 shares of common stock authorized, 49,741,437 shares were outstanding as of December 5, 2005 and 7,971,272 shares have been reserved for issuance under our incentive plans and employee stock purchase plan. None of the preferred stock was outstanding as of December 5, 2005.
COMMON STOCK
      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.
      The outstanding shares of our common stock are legally issued, fully paid and nonassessable. The common stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.
PREFERRED STOCK
      Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, there are no shares of preferred stock outstanding.
      The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of our company.

      Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Registration Rights
      The selling stockholders are entitled to certain rights with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”) of shares of our common stock held by them. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the selling stockholders are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the selling stockholders may require us, at our expense and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. The registration statement of which this prospectus supplement and the accompanying prospectus are a part was filed pursuant to the exercise of these rights.
Anti-Takeover Provisions
      Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless before the date that the person became an “interested stockholder,” the board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder,” or after the date that the person became an “interested stockholder,” the business combination is approved by our board of directors and the vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.” Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.
      By-law and Certificate of Incorporation Provisions. Our by-laws provide that special meetings of our stockholders may be called only by our president, by the board of directors pursuant to a written request of a majority of the board of directors or by a written request of stockholders owning at least 20% of our outstanding capital stock entitled to vote. Our certificate of incorporation also specifies that the board of directors may alter, amend or repeal our by-laws by resolution of a majority of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.
      These and other provisions contained in our certificate of incorporation and by-laws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.
Listing on the New York Stock Exchange
      Our common stock is listed on the New York Stock Exchange under the symbol “URS.”

SELLING STOCKHOLDERS
      The following table sets forth certain information, as of December 5, 2005, regarding the beneficial ownership of our common stock by the selling stockholders. This table is based upon information supplied to us by the selling stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling stockholders named in this table has shared voting power with respect to the shares indicated as beneficially owned. As of December 5, 2005, we had 49,741,437 shares of common stock outstanding.

				Shares Owned
	Shares Owned(1)			After Offering

	Number	Percent	Shares Being Offered	Number	Percent

Blum Strategic Partners, L.P.(1)(2)	3,086,621	6.2%	3,086,621	—	—
BK Capital Partners IV, L.P.(1)(3)	182,815	*	182,815	—	—
Stinson Capital Partners, L.P.(1)(3)	117,015	*	117,015	—	—
Stinson Capital Partners (QP), L.P.(1)(3)	104,112	*	104,112	—	—
Stinson Capital Partners II, L.P.(1)(3)	54,233	*	54,233	—	—
Stinson Capital Fund (Cayman), Ltd.(1)(3)	18,096	*	18,096	—	—
Stinson Capital Partners S, L.P.(1)(3)	17,772	*	17,772	—	—
Blum Capital Partners, L.P.(1)(4)	243	*	243	—	—

*	Less than one percent.

(1)	All shares held by each selling stockholder were received by such selling stockholder or one of its affiliates in connection with financing activities with our company or in open market transactions.

(2)	Blum Strategic Partners, L.P. is controlled by Blum Strategic GP, L.L.C., its general partner. Richard C. Blum, our Vice Chairman of the Board of Directors from 1975 until his resignation on November 4, 2005, and N. Colin Lind are the managing members of Blum Strategic GP, L.L.C. Blum Strategic GP, L.L.C., and Messrs. Blum and Lind by virtue of their positions with Blum Strategic GP, L.L.C., may be deemed to have investment powers and beneficial ownership with respect to the shares held by Blum Strategic Partners, L.P. Each of Blum Strategic GP, L.L.C. and Messrs. Blum and Lind disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(3)	Each of BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners (QP), L.P., Stinson Capital Partners II, L.P. and Stinson Capital Partners S, L.P. is controlled by Blum Capital Partners, L.P., their general partner. Stinson Capital Fund (Cayman), Ltd. is controlled by Blum Capital Partners, L.P., its investment manager with voting and investment discretion. Blum Capital Partners, L.P. is controlled by Richard C. Blum and Associates, Inc. (“RCBA Inc.”), its sole general partner. The directors of RCBA Inc. are Richard C. Blum, N. Colin Lind and Marc T. Scholvinck. Blum Capital Partners, L.P., RCBA Inc., and Messrs. Blum, Lind and Scholvinck by virtue of their positions with RCBA Inc., may be deemed to have investment powers and beneficial ownership with respect to the shares held by the foregoing entities. Each of Blum Capital Partners, L.P., RCBA Inc. and Messrs. Blum, Lind and Scholvinck disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Blum Capital Partners, L.P. is controlled by RCBA Inc., its sole general partner. The directors of RCBA Inc. are Richard C. Blum, N. Colin Lind and Marc T. Scholvinck. RCBA Inc., and Messrs. Blum, Lind and Scholvinck by virtue of their positions with RCBA Inc., may be deemed to have investment powers and beneficial ownership with respect to the shares held by Blum Capital Partners, L.P. Each of RCBA Inc. and Messrs. Blum, Lind and Scholvinck disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the underwriter, has agreed to purchase and the selling stockholders severally have agreed to sell to the underwriter, 3,580,907 shares of our common stock. The underwriter is offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale.
      The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.
      The underwriter initially proposes to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter. The total price to the public will be $148,786,686, the total underwriting discounts and commissions to be paid by the selling stockholders to the underwriter will be $1,360,745 and the total gross proceeds to the selling stockholders will be $147,425,941.
      The estimated offering expenses payable by us are approximately $125,000, which includes legal, accounting and printing costs.
      In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing this offering that could adversely affect investors who purchase shares in this offering. In addition, in order to cover any over-allotments or to stabilize the price of our common stock, the underwriter may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriter may reclaim selling concessions allowed to a broker for distributing our common stock in this offering, if the underwriter repurchases previously distributed shares of our common stock to cover a naked short position, in stabilization transactions or otherwise. Any of these activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriter is not required to engage in these activities, and may end any of these activities at any time.
      From time to time, Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates have provided, and may in the future provide, investment banking and financial advisory services to us, for which they have in the past received, and may in the future receive, customary fees.
      We, the selling stockholders and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The Securities and Exchange Commission (“SEC”) allows us to incorporate into this prospectus supplement and accompanying prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus supplement or the accompanying prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this prospectus supplement the documents listed below or portions thereof and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).
      We are incorporating by reference the following reports that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended October 31, 2004 filed on January 13, 2005;

•	our Annual Report on Form 10-K/ A for the year ended October 31, 2004 filed on February 10, 2005 (Amendment No. 1 to our Annual Report on Form 10-K for the year ended October 31, 2004);

•	our transition report on Form 10-QT for the period ended December 31, 2004 filed on February 9, 2005;

•	our quarterly report on Form 10-Q for the period ended April 1, 2005 filed on May 10, 2005;

•	our quarterly report on Form 10-Q for the period ended July 1, 2005 filed on August 10, 2005;

•	our quarterly report on Form 10-Q for the period ended September 30, 2005 filed on November 8, 2005;

•	our current reports on Form 8-K filed on January 19, 2005, February 1, 2005, February 9, 2005, May 31, 2005, June 9, 2005, June 14, 2005, June 16, 2005, June 30, 2005, August 29, 2005, October 7, 2005, November 7, 2005 and November 18, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on March 11, 1983, including any amendment or report filed for the purpose of updating such description.
      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to URS Corporation, Attention: Corporate Secretary, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728, (415) 774-2700.
LEGAL MATTERS
      For the purpose of this offering, Cooley Godward llp, San Francisco, California, has given an opinion as to the validity of the common stock offered by this prospectus supplement and accompanying prospectus. Sidley Austin Brown & Wood LLP, San Francisco, California is representing the underwriter.

PROSPECTUS
3,580,907 Shares
URS CORPORATION
Common Stock

        The selling stockholders identified in this prospectus may sell from time to time up to 3,580,907 shares of our common stock. We will not receive any proceeds from the sale of the shares by any selling stockholder.
      Our common stock is traded on the New York Stock Exchange under the symbol “URS.” On November 18, 2005, the last reported sale price for our common stock, as reported on the New York Stock Exchange, was $42.42 per share.
      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.
      The shares of our common stock may be sold by the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is December 5, 2005.

      You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus and/or the documents incorporated by reference. For more information about our business and the risks involved in investing in our stock, you should read carefully (a) the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference and (b) our consolidated financial statements and related notes appearing in the documents incorporated by reference.
URS Corporation
Overview
      We are one of the world’s largest engineering design services firms and a major federal government contractor for systems engineering and technical assistance, and operations and maintenance services. We offer a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, facilities, environmental, homeland security, defense systems, installations and logistics, commercial/industrial, and water/wastewater treatment projects. We operate in more than 20 countries with approximately 28,000 employees providing services to federal, state and local governments, and private industry clients in the United States and abroad.
      We are incorporated in Delaware and our principal corporate office is located at 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728. Our telephone number is (415) 774-2700. Information contained on our Web site does not constitute part of this prospectus. References in the prospectus to “URS,” “we,” “our,” “us” and the “Company” refer to URS Corporation, a Delaware corporation and its subsidiaries.

RISK FACTORS
      Investment in our securities involves risks. You should consider carefully the risks described below, as well as other information in this prospectus and the documents incorporated by reference, before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.
Demand for our services is cyclical and vulnerable to economic downturns. If the current economy worsens, then our revenues, profits and our financial condition may deteriorate.
      Demand for our services is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. For example, there was a decrease in our URS Division revenues of $77.9 million, or 3.4%, in fiscal year 2002 compared to fiscal year 2001. Our clients may demand better pricing terms and their ability to pay our invoices may be affected by the economy. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects. Our business traditionally lags the overall recovery in the economy; therefore, our business may not recover immediately when the economy improves. If the current economy worsens, then our revenues, profits and overall financial condition may deteriorate.
Unexpected termination of a substantial portion of our book of business could harm our operations and significantly reduce our future revenues.
      We account for all contract awards that may be recognized as revenues as our book of business, which includes backlog, designations, option years and indefinite delivery contracts. Our backlog consists of the amount billable at a particular point in time, including task orders issued under indefinite delivery contracts. As of September 30, 2005, our backlog was approximately $3.7 billion. Our designations consist of projects that clients have awarded us, but for which we do not yet have signed contracts. Our option year contracts are multi-year contracts with base periods plus option years that are exercisable by our clients without the need for us to go through another competitive bidding process. Our indefinite delivery contracts are signed contracts under which we perform work only when our clients issue specific task orders. Our book of business estimates may not result in actual revenues in any particular period since clients may terminate or delay projects, or decide not to award task orders under indefinite delivery contracts. Unexpected termination of a substantial portion of our book of business could harm our operations and significantly reduce our future revenues.
As a government contractor, we are subject to a number of procurement laws, regulations and government audits; a violation of any such laws and regulations could result in sanctions, contract termination, harm to our reputation or loss of our status as an eligible government contractor.
      We must comply with and are affected by federal, state, local and foreign laws and regulations relating to the formation, administration and performance of government contracts. For example, we must comply with the Federal Acquisition Regulation (“FAR”), the Truth in Negotiations Act, the Cost Accounting Standards (“CAS”), the Service Contract Act, and Department of Defense (“DOD”) security regulations, as well as many other laws and regulations. These laws and regulations affect how we transact business with our clients and in some instances, impose additional costs to our business operations. Even though we take precautions to prevent and deter fraud and misconduct, we face the risk that our employees or outside partners may engage in misconduct, fraud or other improper activities. Government agencies, such as the U.S. Defense Contract Audit Agency (“DCAA”), routinely audit and investigate government contractors. These government agencies review and audit a government contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. In addition, during the course of its audits, the DCAA may question incurred costs if the DCAA believes we have accounted for such costs in a manner inconsistent with the requirements for the FAR or CAS and recommend that our U.S. government corporate administrative contracting officer disallow such costs. Historically, we have not experienced significant disallowed costs as a result of such audits. However, we can provide no assurance that the DCAA or other government audits will not result in material disallowances for incurred costs in the future. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could make us lose our status as an eligible government contractor. We could also suffer serious harm to our reputation.
Because we depend on federal, state and local governments for a significant portion of our revenue, our inability to win or renew government contracts could harm our operations and significantly reduce or eliminate our profits.
      Revenues from federal government contracts and state and local government contracts represented approximately 47% and 23%, respectively, of our total revenues for the nine months ended September 30, 2005. Our inability to win or renew government contracts could harm our operations and significantly reduce or eliminate our profits. Government contracts are typically awarded through a heavily regulated procurement process. Some government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn may require us to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts will be negatively impacted. Moreover, even if we are qualified to work on a government contract, we may not be awarded the contract because of existing government policies designed to protect small businesses and underrepresented minority contractors. Finally, government clients can generally terminate or modify their contracts with us at their convenience.
Each year a portion of our multiple-year government contracts may be subject to legislative appropriations. If legislative appropriations are not made in subsequent years of a multiple-year government contract, then we may not realize all of our potential revenues and profits from that contract.
      Each year a portion of our multiple-year government contracts may be subject to legislative appropriations. For example, the passage of the SAFETEA-LU transit bill in August of 2005 will provide matching funds for state transportation projects. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a project, the related contract may only be partially funded, and additional funding is normally committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years of a multiple-year contract, we may not realize all of our potential revenues and profits from that contract.
If we are unable to accurately estimate and control our contract costs, then we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.
      It is important for us to control our contract costs so that we can maintain positive operating margins. We generally enter into three principal types of contracts with our clients: cost-plus, fixed-price and time-and-materials. Under cost-plus contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. Under fixed-price contracts, we receive a fixed price regardless of what our actual costs will be. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on our contracts is driven by billable headcount and our ability to manage costs. Under each type of contract, if we are unable to control costs, we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

Our actual results could differ from the estimates and assumptions that we use to prepare our financial statements, which may significantly reduce or eliminate our profits.
      To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

•	contract costs and profits and application of the “percentage-of-completion” method of accounting and revenue recognition of contracts and contract claims;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	recoverability of goodwill and other intangible assets;

•	valuation of assets acquired and liabilities assumed in connection with business combinations;

•	valuation of defined benefit pension plans and other employee benefit plans; and

•	accruals for estimated liabilities, including litigation and insurance reserves.
      Our actual results could differ from those estimates, which may significantly reduce or eliminate our profits.
Our use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.
      A substantial portion of our revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is further discussed in Note 2, “Accounting Policies” of our amended annual report on Form 10-K/ A for our fiscal year ended October 31, 2004. Generally, our use of this method results in recognition of revenues and profits ratably over the life of the contract, based on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known and can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.
If we fail to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may affect our overall profitability.
      We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon damages, which are fixed in amount by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on that project, which may affect our overall profitability.
If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.
      We sometimes enter into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends, among other things, on the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.
Our future revenues depend on our ability to consistently bid and win new contracts and renew existing contracts and, therefore, our failure to effectively obtain future contracts could adversely affect our profitability.
      Our future revenues and overall results of operations require us to successfully bid on new contracts and renew existing contracts. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. For example, a client may require us to provide a bond or letter of credit to protect the client should we fail to perform under the terms of the contract. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required governmental approval, we may not be able to pursue particular projects, which could adversely affect our profitability.
Our indebtedness could negatively limit our ability to borrow, plan, make acquisitions, exploit business opportunities or maintain credit flexibility.
      During June 2005, we retired the entire outstanding amount of $365.8 million under our old credit facility and entered into a new credit facility of $350.0 million on June 28, 2005. As of September 30, 2005, we had $361.5 million of outstanding indebtedness. In addition, as of September 30, 2005, we issued $58.8 million in letters of credit against our revolving line of credit. This level of indebtedness could negatively affect us because it may:

•	limit our ability to borrow money in the future;

•	limit our flexibility in planning for, or reacting to, changes in our business;

•	place us at a competitive disadvantage if we are leveraged more than our competitors;

•	limit us from making strategic acquisitions or exploiting business opportunities;

•	make us more vulnerable to a downturn in our business or the economy; and

•	require us to maintain financial ratios, which we may not be able to achieve.
Because we are a holding company, we may not be able to service our debt if our subsidiaries do not make sufficient distributions to us.
      We have no direct operations and no significant assets other than investments in the stock of our subsidiaries. Because we conduct our business operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations. Legal restrictions, including local regulations and contractual obligations associated with secured loans, such as equipment financings, may restrict our subsidiaries’ ability to pay dividends or make loans or other distributions to us. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations when due or to pay the principal of such debt at maturity. As of September 30, 2005, our debt service obligations during the next twelve months will be $26.5 million. Based on the current outstanding indebtedness of $310.0 million under our new credit facility, if market rates were to average 1% higher during that same twelve-month period, our net of tax interest expense would increase by approximately $1.8 million.
Restrictive covenants in our new credit facility may restrict our ability to pursue business strategies.
      Our new credit facility may limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and make distributions to our stockholders;

•	repurchase or redeem our stock;

•	repay indebtedness that is junior to our new credit facility or our outstanding indebtedness;

•	make investments and other restricted payments;

•	create liens securing debt or other encumbrances on our assets;

•	enter into sale-leaseback transactions;

•	enter into transactions with our stockholders and affiliates;

•	sell or exchange assets; and

•	pledge assets that would result in less security for our debt holders.
      Although we are in compliance with all of the financial covenants under our new credit facility, such as the maintenance of specified financial ratios, these covenants could impair our ability to finance future operations or capital needs or engage in other favorable business activities.
We may be subject to substantial liabilities under environmental laws and regulations.
      Our environmental business involves the planning, design, program and construction management and operation and maintenance of pollution control facilities, hazardous waste or Superfund sites and military bases. In addition, we contract with U.S. governmental entities to destroy hazardous materials, including chemical agents and weapons stockpiles. These activities may require us to manage, handle, remove, treat, transport and dispose of toxic or hazardous substances. We must comply with a number of governmental laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and comparable state laws, we may be required to investigate and remediate regulated hazardous materials. CERCLA and comparable state laws typically impose strict, joint and several liabilities without regard to whether a company knew of or caused the release of hazardous substances. The liability for the entire cost of clean-up can be imposed upon any responsible party. Other principal federal environmental, health and safety laws affecting us include, but are not limited to, the Resource Conservation and Recovery Act, the National Environmental Policy Act, the Clean Air Act, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Superfund Amendments and Reauthorization Act. Our business operations may also be subject to similar state and international laws relating to environmental protection. In addition, the risk of “toxic tort” litigation has increased in recent years as people injured by hazardous substances seek recovery for personal injuries and/or property damages. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations could result in substantial costs to us, including clean-up costs, fines and civil or criminal sanctions, third party claims for property damage or personal injury or cessation of remediation activities. Currently, we are not subject to any material claims under environmental laws and regulations, our continuing and expanding work in the areas governed by these laws and regulations exposes us to the risk of substantial liability.

Changes in environmental laws, regulations and programs could reduce demand for our environmental services, which could in turn negatively impact our revenues.
      Our environmental services business is driven by federal, state, local and foreign laws, regulations and programs related to pollution and environmental protection. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services, which could in turn negatively impact our revenues.
Our liability for damages due to legal proceedings may adversely affect us and result in a significant loss.
      Various legal proceedings are pending against us in connection with the performance of our professional services and other actions by us, the outcome of which cannot be predicted with certainty. For example, in performing our services we may be exposed to cost overruns, personal injury claims, property damage, labor shortages or disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems. In some actions, parties may be seeking damages that exceed our insurance coverage or are not insured. Currently, we have limits of $125.0 million per loss and $125.0 million in the aggregate annually for general liability, professional errors and omissions liability and contractor’s pollution liability insurance (in addition to other policies for some specific projects). These policies include self-insured claim retention amounts of $4.0 million, $7.5 million and $7.5 million, respectively. Our services may require us to make judgments and recommendations about environmental, structural, geotechnical and other physical conditions at project sites. If our performance, judgments and recommendations are later found to be incomplete or incorrect, then we may be liable for the resulting damages. Although the outcome of our legal proceedings cannot be predicted with certainty and no assurance can be provided as to a favorable outcome, based on our previous experience in these matters, we do not believe that any of our legal proceedings, individually or collectively, are likely to exceed established loss accruals or our various professional errors and omissions, project-specific and other insurance policies. However, the resolution of outstanding claims is subject to inherent uncertainty and it is reasonably possible that any resolution could have an adverse effect on us. If we sustain damages that exceed our insurance coverage or that are not insured, our results of operations and financial condition could be harmed.
A general decline in U.S. defense spending could harm our operations and significantly reduce our future revenues.
      Revenues under contracts with the U.S. Department of Defense and other defense-related clients represented approximately 36% of our total revenues for the nine months ended September 30, 2005. While spending authorization for defense-related programs has increased significantly in recent years due to greater homeland security and foreign military commitments, as well as the trend to outsource federal government jobs to the private sector, these spending levels may not be sustainable. Future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. As a result, a general decline in U.S. defense spending could harm our operations and significantly reduce our future revenues.
Our overall market share will decline if we are unable to compete successfully in our industry.
      Our industry is highly fragmented and intensely competitive. According to the publication Engineering News-Record, the top twenty engineering design firms only accounted for approximately 45% of the total design firm revenues in 2004. Our competitors are numerous, ranging from small private firms to multi-billion dollar public companies. In addition, the technical and professional aspects of our services generally do not require large upfront capital expenditures and provide limited barriers against new competitors. Some of our competitors have achieved greater market penetration in some of the markets in which we compete and have substantially more financial resources and/or financial flexibility than we do. As a result of the number of competitors in the industry, our clients may select one of our competitors on a project due to competitive pricing or a specific skill set. If we are unable to maintain our competitiveness, our market share will decline.

These competitive forces could have a material adverse effect on our business, financial condition and results of operations by reducing our relative share in the markets we serve.
Our failure to attract and retain key employees could impair our ability to provide services to our clients and otherwise conduct our business effectively.
      As a professional and technical services company, we are labor intensive and therefore our ability to attract, retain and expand our senior management and our professional and technical staff is an important factor in determining our future success. From time to time, it may be difficult to attract and retain qualified individuals with the expertise and in the timeframe demanded by our clients. For example, some of our government contracts may require us to employ only individuals who have particular government security clearance levels. In addition, we rely heavily upon the expertise and leadership of our senior management. The failure to attract and retain key individuals could impair our ability to provide services to our clients and conduct our business effectively.
Recent changes in accounting for equity-related compensation could impact our financial statements and our ability to attract and retain key employees.
      On December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”). Adoption of SFAS 123(R) will require us to record an expense for our equity-related compensation plans using a fair value method. SFAS 123(R) will be effective for us at the beginning of our next fiscal year. We are currently evaluating which transition method we will use upon adoption of SFAS 123(R) and the potential impacts adoption could have on our compensation plans. As a result of the impacts associated with the adoption of SFAS 123(R), we have re-evaluated our stock incentive plans and have currently decided to issue restricted stock awards rather than stock option grants to selected employees.
Our international operations are subject to a number of risks that could harm our operations and significantly reduce our future revenues.
      As a multinational company, we have operations in over 20 countries and we derived approximately 10% and 9% of our revenues from international operations for the nine months ended September 30, 2005 and September 30, 2004, respectively. International business is subject to a variety of risks, including:

•	lack of developed legal systems to enforce contractual rights;

•	greater risk of uncollectible accounts and longer collection cycles;

•	currency fluctuations;

•	logistical and communication challenges;

•	potentially adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	exposure to liability under the Foreign Corrupt Practices Act and export control and anti-boycott laws; and

•	general economic and political conditions in these foreign markets.
      These and other risks associated with international operations could harm our overall operations and significantly reduce our future revenues. In addition, services billed through foreign subsidiaries are attributed to the international category of our business, regardless of where the services are performed and conversely, services billed through domestic operating subsidiaries are attributed to a domestic category of clients, regardless of where the services are performed. As a result, our international risk exposure may be more or less than the percentage of revenues attributed to our international operations.

Our business activities may require our employees to travel to and work in high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.
      As a multinational company, our employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in Iraq, a high security risk country with substantial civil unrest and acts of terrorism. As a result, we may be subject to costs related to employee injury, repatriation or other unforeseen circumstances.
If we are not able to successfully develop, integrate or maintain third party support for our Enterprise Resource Program (“ERP”) system in a timely manner, we may incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating to another ERP system.
      We use accounting and project management information systems supported by Oracle Corporation. As of September 30, 2005, approximately 62% of our total revenues were processed on this ERP system. We depend on the vendor to develop, integrate and provide long-term software maintenance support for our ERP system. As a result of Oracle Corporation’s acquisition of PeopleSoft, Inc. in January 2005, it is possible that Oracle may discontinue further development, integration or long-term software maintenance support for our ERP system. Accordingly, we are re-evaluating the conversion of the EG&G Division’s accounting systems to the ERP system. In the event we do not successfully complete the development and integration of our ERP system or are unable to obtain necessary long-term third party software maintenance support, we may be required to incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating all of our accounting and project management information systems to another ERP system.
Terrorists’ actions and natural disasters could negatively impact the economy and the markets in which we operate, which may affect our financial condition, results of operations or cash flows.
      Terrorist attacks, such as those that occurred in New York and Washington, D.C. on September 11, 2001, and natural disasters, such as Hurricane Katrina that affected the Gulf Coast in late August 2005, could negatively impact the economy and particular markets in which we operate. For example, Hurricane Katrina caused five of our Gulf Coast offices to close, interrupted a number of active client projects and forced the relocation of our employees in that region from their homes. In addition, some of our employees work in 9 areas vulnerable to terrorist attacks. For example, during the September 11, 2001 terrorist attacks, our New York office was shut down due to terrorist attack warnings. If we are not able to react quickly to terrorist attacks and natural disasters, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.
If our goodwill or intangible assets become impaired, then our profits may be significantly reduced or eliminated.
      Because we have grown through acquisitions, goodwill and other intangible assets represent a substantial portion of our assets. Goodwill and other purchased intangible assets were approximately $1.0 billion as of September 30, 2005. Our balance sheet includes goodwill and other intangible assets, the values of which are material. If any of our goodwill or intangible assets were to become impaired, we would be required to write-off the impaired amount, which may significantly reduce or eliminate our profits.
Negotiations with labor unions and possible work actions could divert management attention and disrupt operations. In addition, new collective bargaining agreements or amendments to agreements could increase our labor costs and operating expenses.
      As of September 30, 2005, approximately 7% of our employees were covered by collective bargaining agreements. The outcome of any future negotiations relating to union representation or collective bargaining agreements may not be favorable to us. We may reach agreements in collective bargaining that increase our operating expenses and lower our net income as a result of higher wages or benefits expenses. In addition, negotiations with unions could divert management attention and disrupt operations, which may adversely affect our results of operations. If we are unable to negotiate acceptable collective bargaining agreements, we may have to address the threat of union-initiated work actions, including strikes. Depending on the nature of the threat or the type and duration of any work action, these actions could disrupt our operations and adversely affect our operating results.
Delaware law and our charter documents may impede or discourage a takeover even though a takeover is in the best interests of our stockholders.
      We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions in our certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, even if the business combination would have been in the best interests of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the filings incorporated into this prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K/ A and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K/ A with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those listed in the section entitled “Risk Factors” above.
      Because the risks and uncertainties could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each risk factor on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.
USE OF PROCEEDS
      We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the accounts of the selling stockholders.

SELLING STOCKHOLDERS
      The following table sets forth certain information relating to the selling stockholders’ beneficial ownership of shares of our common stock as of November 17, 2005. The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise noted, each group identified possesses sole voting and investment power with respect to shares.

		Maximum Number of	Number of Shares
	Number of	Shares to be Sold	Owned After the Sale
	Shares Owned	Pursuant to this	of the Maximum
Name of Selling Stockholders	Prior to Offering	Prospectus	Number of Shares

Blum Strategic Partners, L.P.(1)(2)	3,086,621	3,086,621	0
BK Capital Partners IV, L.P.(1)(3)	182,815	182,815	0
Stinson Capital Partners, L.P.(1)(3)	117,015	117,015	0
Stinson Capital Partners (QP), L.P.(1)(3)	104,112	104,112	0
Stinson Capital Partners II, L.P.(1)(3)	54,233	54,233	0
Stinson Capital Fund (Cayman), Ltd.(1)(3)	18,096	18,096	0
Stinson Capital Partners S, L.P.(1)(3)	17,772	17,772	0
Blum Capital Partners, L.P.(1)(4)	243	243	0

(1)	All shares held by each selling stockholder were received by such selling stockholder or one of its affiliates in connection with financing activities with our company or in open market transactions.

(2)	Blum Strategic Partners, L.P. is controlled by Blum Strategic GP, L.L.C., its general partner. Richard C. Blum, our Vice Chairman of the Board of Directors from 1975 until his resignation on November 4, 2005, and N. Colin Lind are the managing members of Blum Strategic GP, L.L.C. Blum Strategic GP, L.L.C., and Messrs. Blum and Lind by virtue of their positions with Blum Strategic GP, L.L.C., may be deemed to have investment powers and beneficial ownership with respect to the shares held by Blum Strategic Partners, L.P. Each of Blum Strategic GP, L.L.C. and Messrs. Blum and Lind disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(3)	Each of BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners (QP), L.P., Stinson Capital Partners II, L.P. and Stinson Capital Partners S, L.P. is controlled by Blum Capital Partners, L.P., their general partner. Stinson Capital Fund (Cayman), Ltd. is controlled by Blum Capital Partners, L.P., its investment manager with voting and investment discretion. Blum Capital Partners, L.P. is controlled by Richard C. Blum and Associates, Inc. (“RCBA Inc.”), its sole general partner. The directors of RCBA Inc. are Richard C. Blum, N. Colin Lind and Marc T. Scholvinck. Blum Capital Partners, L.P., RCBA Inc., and Messrs. Blum, Lind and Scholvinck by virtue of their positions with RCBA Inc., may be deemed to have investment powers and beneficial ownership with respect to the shares held by the foregoing entities. Each of Blum Capital Partners, L.P., RCBA Inc. and Messrs. Blum, Lind and Scholvinck disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Blum Capital Partners, L.P. is controlled by RCBA Inc., its sole general partner. The directors of RCBA Inc. are Richard C. Blum, N. Colin Lind and Marc T. Scholvinck. RCBA Inc., and Messrs. Blum, Lind and Scholvinck by virtue of their positions with RCBA Inc., may be deemed to have investment powers and beneficial ownership with respect to the shares held by Blum Capital Partners, L.P. Each of RCBA Inc. and Messrs. Blum, Lind and Scholvinck disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
      All expenses incurred with the registration of shares of common stock owned by the selling stockholders will be borne by us; provided, however, that, we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

PLAN OF DISTRIBUTION
      The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in one or more of the following transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
      If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
      If the registration statement with respect to which this prospectus is a part is declared effective prior to December 1, 2005, and prior to that date we are informed of a material change in the plan of distribution as set forth in this section, we will file with the SEC a post-effective amendment to the registration statement describing the material change. For example, if a selling stockholder enters into an agreement after the registration statement with respect to which this prospectus is a part is declared effective by the SEC, but prior to December 1, 2005, to sell its shares to a broker-dealer, as principal, and the broker-dealer is acting as an underwriter, we will disclose via a post-effective amendment to the registration statement the identity of the broker-dealer, the specific methods of distribution, the aggregate amount of shares of common stock being offered and the terms of the offering and we will file the agreement as an exhibit to the registration statement. A material change occurring on or after December 1, 2005 will be described in a prospectus supplement or in a report filed pursuant to Section 13 of the Exchange Act and incorporated by reference in the registration statement.
      The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
      The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
      Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
      There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part. At the time a particular offering of the shares of common stock is made, this prospectus and, if required, a prospectus supplement, will be distributed in accordance with the rules and regulations of the Securities Act by hand, via the mails or electronically via the Internet. Although the selling stockholders do not intend to use any forms of prospectus other than a printed prospectus, any use of a different form will be described in a prospectus supplement, if required.
      The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
      We will pay all expenses of the registration of the shares of common stock pursuant to a registration rights agreement between us and the selling stockholders; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We estimate the expenses for which we will be responsible in connection with the filing of this registration statement will be approximately $70,000. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.
      Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
      The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward llp, San Francisco, California.
EXPERTS
      The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K/ A for the year ended October 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the restatement as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent public registered accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN GET MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:
Public Reference Room
100 F Street, NE
Room 1580
Washington, D.C. 20549
      You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of this information and the registration statement through the SEC’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC’s website (http://www.sec.gov).
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).

      We are incorporating by reference the following reports that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended October 31, 2004 filed on January 13, 2005;

•	our Annual Report on Form 10-K/ A for the year ended October 31, 2004 filed on February 10, 2005 (Amendment No. 1 to our Annual Report on Form 10-K for the year ended October 31, 2004);

•	our transition report on Form 10-QT for the period ended December 31, 2004 filed on February 9, 2005;

•	our quarterly report on Form 10-Q for the period ended April 1, 2005 filed on May 10, 2005;

•	our quarterly report on Form 10-Q for the period ended July 1, 2005 filed on August 10, 2005;

•	our quarterly report on Form 10-Q for the period ended September 30, 2005 filed on November 8, 2005;

•	our current reports on Form 8-K filed on January 19, 2005, February 1, 2005, February 9, 2005, May 31, 2005, June 1, 2005, June 9, 2005, June 14, 2005, June 16, 2005, June 30, 2005, August 29, 2005, October 7, 2005, November 7, 2005 and November 18, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on March 11, 1983, including any amendment or report filed for the purpose of updating such description.
      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to URS Corporation, Attention: Corporate Secretary, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728, (415) 774-2700.